Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 8, 2001 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 23, 2001 with respect to the financial statements of IDS Life of New York Flexible Portfolio Annuity Account (comprised of subaccounts GS, GC, GM, GV, GY, GI, GD, GG, GA, GW, GP, GT, GK and GN), included in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4, No. 333-03867) and related Prospectus for the registration of the Flexible Portfolio Annuity Contracts to be offered by IDS Life Insurance Company of New York.






/s/  Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001